Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. REPORTS RESULTS FOR
FISCAL 2016 SECOND QUARTER

•	Net Earnings per Diluted Share of $1.11
•	Net Sales of Approximately $3.0 Billion, 0.2% Decrease from Prior Year Quarter
•	Comparable Sales Decrease of Approximately 1.2%
•	Board of Directors Declares Quarterly Dividend of $.125 Per Share
•	Fiscal 2016 Net Earnings per Diluted Share Continues to be Modeled Within Range Previously Described

UNION, New Jersey, September 21, 2016 --- Bed Bath & Beyond Inc. (NASDAQ:BBBY) today reported financial results for the second quarter of fiscal 2016 ended August 27, 2016.

Second Quarter Results

For the second quarter of fiscal 2016, the Company reported net earnings of $1.11 per diluted share ($167.3 million) compared with $1.21 per diluted share ($201.7 million) for the second quarter of fiscal 2015. Net sales for the second quarter of fiscal 2016 were approximately $2.988 billion, a decrease of approximately 0.2% from net sales of approximately $2.995 billion reported in the second quarter of fiscal 2015. Comparable sales in the second quarter of fiscal 2016 decreased by approximately 1.2%, compared with an increase of approximately 0.7% in last year’s fiscal second quarter. Comparable sales from customer-facing digital channels grew in excess of 20% while comparable sales from stores declined in the low single-digit percentage range during the second quarter of fiscal 2016.

Capital Allocation

The Company’s Board of Directors has declared a quarterly dividend of $.125 per share, to be paid on January 17, 2017 to shareholders of record as of the close of business on December 16, 2016.

During the second quarter of fiscal 2016, the Company repurchased approximately $121 million of its common stock, representing approximately 2.7 million shares, under its existing $2.5 billion share repurchase program. As of August 27, 2016, the program had a remaining balance of approximately $2.0 billion, and is expected to be completed in the latter half of fiscal 2019 or in fiscal 2020.

Fiscal 2016 Outlook

Bed Bath & Beyond Inc.’s conference call with analysts and investors will be held today at 5:00 pm (ET). During this call, the Company plans to review its fiscal 2016 financial planning assumptions.

Based on these planning assumptions, which reflect actual results through the fiscal second quarter, the slight dilution anticipated from the Company’s purchase of One Kings Lane, Inc., and current business trends, the Company continues to model its fiscal 2016 net earnings per diluted share to be within the $4.50 to just over $5.00 range that it has earned over the past several years, during a heavy investment phase. This is the range of net earnings per diluted share that the Company described in its two previous earnings press releases.

The Company’s fiscal 2016 second quarter conference call may be accessed by dialing 1-888-771-4371, or if international, 847-585-4405, using conference ID number 43322661. The replay of the call can be accessed by dialing 1-888-843-7419, using conference ID number 43322661. The call and replay can also be accessed via audio webcast on the investor relations section of our website at www.bedbathandbeyond.com.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a retailer selling a wide assortment of domestics merchandise and home furnishings which operates under the names Bed Bath & Beyond, Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, Harmon or Harmon Face Values, buybuy BABY and World Market, Cost Plus World Market or Cost Plus. Customers can purchase products from the Company either in-store, online, with a mobile device or through a contact center. The Company generally has the ability to have customer purchases picked up in-store or shipped direct to the customer from the Company’s distribution facilities, stores or vendors. In addition, the Company operates Of a Kind, an e-commerce website that features specially commissioned, limited edition items from emerging fashion and home designers, and One Kings Lane, an authority in home décor and design offering a unique collection of select home goods, designer and vintage items. The Company also operates Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com, bedbathandbeyond.ca, worldmarket.com, buybuybaby.com, buybuybaby.ca, christmastreeshops.com, harmondiscount.com, ofakind.com, onekingslane.com, harborlinen.com and t-ygroup.com. As of August 27, 2016, the Company had a total of 1,539 stores, including 1,024 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 278 stores under the names of World Market, Cost Plus World Market or Cost Plus, 107 buybuy BABY stores, 79 stores under the names Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, and 51 stores under the names Harmon or Harmon Face Values. During the fiscal second quarter, the Company opened three Bed Bath & Beyond stores, one Cost Plus World Market store and two buybuy Baby stores. In addition, the Company is a partner in a joint venture which operates eight stores in Mexico under the name Bed Bath & Beyond.

Forward-Looking Statements

This press release may contain forward-looking statements. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; liquidity; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; uncertainty in financial markets; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information; reputational risk arising from challenges to the Company’s or a third party supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements; new, or developments in existing, litigation, claims or assessments; changes to, or new, tax laws or interpretation of existing tax laws; changes to, or new, accounting standards; foreign currency exchange rate fluctuations; and the integration of acquired businesses. The Company does not undertake any obligation to update its forward-looking statements.

 INVESTOR CONTACT:

Janet M. Barth	(908) 613-5820

 BED BATH & BEYOND INC. AND SUBSIDIARIES

 Consolidated Statements of Earnings

 (in thousands, except per share data)

  (unaudited)

	Three Months Ended		Six Months Ended

	August 27,	August 29,	August 27,	August 29,
	2016	2015	2016	2015

Net sales	$2,988,235	$2,995,469	$5,726,319	$5,733,964

Cost of sales	1,871,342	1,854,519	3,585,834	3,548,881

Gross profit	1,116,893	1,140,950	2,140,485	2,185,083

Selling, general and administrative expenses	835,920	790,756	1,646,486	1,561,620

Operating profit	280,973	350,194	493,999	623,463

Interest expense, net	18,199	25,053	34,514	44,954

Earnings before provision for income taxes	262,774	325,141	459,485	578,509

Provision for income taxes	95,439	123,463	169,531	218,380

Net earnings	$167,335	$201,678	$289,954	$360,129

Net earnings per share - Basic	$1.12	$1.22	$1.92	$2.16
Net earnings per share - Diluted	$1.11	$1.21	$1.91	$2.13

Weighted average shares outstanding - Basic	149,725	165,024	150,941	166,898
Weighted average shares outstanding - Diluted	150,515	166,633	152,133	168,883

Dividends declared per share	$0.125	$-	$0.250	$-

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, unaudited)

	August 27,	August 29,
	2016	2015

Assets

Current assets:
Cash and cash equivalents	$577,844	$667,563
Short term investment securities	-	28,905
Merchandise inventories	2,903,647	2,875,417
Other current assets	447,013	426,007

Total current assets	3,928,504	3,997,892

Long term investment securities	82,740	70,501
Property and equipment, net	1,739,952	1,669,951
Goodwill	520,226	487,139
Other assets	397,953	416,727

	$6,669,375	$6,642,210

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$1,192,574	$1,196,798
Accrued expenses and other current liabilities	473,595	428,464
Merchandise credit and gift card liabilities	307,969	317,247
Current income taxes payable	23,539	60,690

Total current liabilities	1,997,677	2,003,199

Deferred rent and other liabilities	529,589	492,780
Income taxes payable	76,744	87,059
Long term debt	1,491,370	1,490,904

Total liabilities	4,095,380	4,073,942

Shareholders' equity:
Preferred stock - $0.01 par value; authorized - 1,000
shares; no shares issued or outstanding	-	-

Common stock - $0.01 par value; authorized - 900,000 shares;
issued 339,520 and 337,560 shares, respectively;
outstanding 152,084 and 166,892 shares, respectively	3,395	3,376
Additional paid-in capital	1,939,470	1,849,677
Retained earnings	10,646,033	9,913,505
Treasury stock, at cost; 187,436 and 170,668 shares, respectively	(9,968,003)	(9,147,228)
Accumulated other comprehensive loss	(46,900)	(51,062)

Total shareholders' equity	2,573,995	2,568,268

	$6,669,375	$6,642,210

Certain reclassifications have been made to the Fiscal Year 2015 balance sheet to conform to the
Fiscal Year 2016 consolidated balance sheet presentation.

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Six Months Ended

	August 27,	August 29,
	2016	2015

Cash Flows from Operating Activities:

Net earnings	$289,954	$360,129
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	141,293	127,113
Stock-based compensation	37,563	33,859
Excess tax benefit from stock-based compensation	(1,481)	(10,331)
Deferred income taxes	11,842	(10,798)
Other	(809)	1,169
Increase in assets, net of effect of acquisition:
Merchandise inventories	(48,849)	(147,486)
Trading investment securities	(11,657)	(2,134)
Other current assets	(51,624)	(56,272)
Other assets	(11,611)	(6,782)
Increase (decrease) in liabilities, net of effect of acquisition:
Accounts payable	121,431	81,421
Accrued expenses and other current liabilities	(225)	18,115
Merchandise credit and gift card liabilities	9,850	11,356
Income taxes payable	(35,438)	1,174
Deferred rent and other liabilities	17,977	8,800

Net cash provided by operating activities	468,216	409,333

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	-	(16,873)
Redemption of held-to-maturity investment securities	86,240	126,875
Capital expenditures	(184,789)	(160,805)
Investment in unconsolidated joint venture	(3,318)	-
Payment for acquisition, net of cash acquired	(11,777)	-

Net cash used in investing activities	(113,644)	(50,803)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	20,258	7,879
Excess tax benefit from stock-based compensation	1,481	10,331
Payment of dividends	(18,827)	-
Repurchase of common stock, including fees	(299,486)	(579,296)

Net cash used in financing activities	(296,574)	(561,086)

Effect of exchange rate changes on cash and cash equivalents	4,273	(5,455)

Net increase (decrease) in cash and cash equivalents	62,271	(208,011)

Cash and cash equivalents:
Beginning of period	515,573	875,574
End of period	$577,844	$667,563